Exhibit (b) (vii) under Form N-1A
                                       Exhibit (3) (ii) under Item 601/Reg. S-K







                                  AMENDMENT #11
                                 TO THE BY-LAWS
                                       OF
                    FEDERATED ADJUSTABLE RATE SECURITIES FUND

                          Effective September 21, 2004

Insert the following into Article II, Power and Duties of Trustees and Officers and renumber Section 11 as Section 12:

      Section 11. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.